Exhibit 10.28
                                                                     Page 1 of 4
                                 [Solarcom logo]
    SOLARCOM LLC o ONE SUN COURT o P.O. BOX 926020 o NORCROSS, GA. 30092-9204
                                  Master Lease
                                   01/12/2006

Solarcom LLC ("Solarcom") will lease to you the personal property listed on the Schedules executed under this Master Lease (the "Equipment"). Each Schedule will specify the ordered Equipment, its estimated shipment date, installation site, applicable lease term and rental rate. By signing a Schedule, you accept it as a separate and independent lease incorporating the terms of this Master Lease.
1. Master Lease Term
   This Master Lease will continue until terminated by you or Solarcom, upon notice to the other, at any time when there are no Schedules in effect.
2. Credit Review
   For each Schedule, you agree that Solarcom may conduct a credit investigation and review. You will provide, in a timely manner, such financial information as Solarcom may reasonably request. You represent that all information provided accurately and completely presents your financial condition as of the date of execution of each Schedule.
3. Advance Rent
   At the time you submit a Schedule, you will deposit with Solarcom the Advance Rent identified in the Schedule to be applied in the manner specified in the Schedule.
4. Delivery and Installation
   Solarcom will arrange delivery of the Equipment and use reasonable efforts to meet the estimated shipment date. If a date is not indicated in Schedule, delivery will be made on such date as is consistent with Equipment availability and Solarcom's normal business practices.
   You will accept delivery of the Equipment and provide and maintain, at your expense and beginning not later than the estimated shipment date, a suitable place of installation meeting the Equipment manufacturer's environmental specifications and local fire and building codes. You will furnish all labor required for unpacking and placing the Equipment in the desired location of the installation site.
   Unless stated otherwise in a Schedule, you are responsible for all set-up and installation of the Equipment. If Solarcom is responsible for installation, you will allow Solarcom or its designee to perform such work commencing upon delivery of the Equipment or as otherwise agreed.
   If the delivered Equipment includes features not specified in the Schedule, other than standard features generally provided by the manufacturer at no extra cost, Solarcom will have the right to remove or deactivate such features at its expense and at a mutually convenient time.

YOU REPRESENT THAT THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS MASTER LEASE, EACH SCHEDULE, AND ALL RELATED DOCUMENTS: (i) HAVE BEEN DULY AUTHORIZED BY ALL NECESSARY CORPORATE OR OTHER ACTION ON YOUR PART, (ii) DO NOT REQUIRE THE CONSENT OF ANY THIRD PARTY EXCEPT SUCH AS HAS BEEN DULY OBTAINED, AND (iii) DO NOT AND WILL NOT CONTRAVENE ANY LAW, RULE, REGULATION OR ORDER NOW BINDING UPON YOU OR YOUR CHARTER, BY-LAWS OR OTHER ORGANIZATIONAL DOCUMENTS. YOU FURTHER REPRESENT THAT THIS MASTER LEASE, EACH SCHEDULE, AND RELATED DOCUMENT WILL CONSTITUTE YOUR LEGAL, VALID AND BINDING AGREEMENT ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. THE ADDITIONAL TERMS AND CONDITIONS ON PAGES 2 THROUGH 4 ARE PART OF THIS MASTER LEASE. YOU HAVE READ THIS MASTER LEASE, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.


Solarcom LLC                                              All American Semiconductor, Inc.
By: /s/ JAY STAPLES                                       By: /s/ HOWARD FLANDERS             Sign here
    --------------------------------------------------        ------------------------------------------
            Authorized Signature                                       Authorized Signature

    Jay T. Staples
    General Counsel and Assistant Secretary   1/23/06         Howard L. Flanders               1/19/2006
    --------------------------------------------------    ----------------------------------------------
            Name (Type or Print)               Date                 Name (Type or Print)         Date

                                                          NONE OF THE PROVISIONS OF THIS MASTER
                                                          LEASE MAY BE WAIVED OR AMENDED EXCEPT IN A
                                                          WRITING SIGNED BY YOU AND SOLARCOM.
DATE OF ACCEPTANCE BY SOLARCOM:                           All American Semiconductor, Inc.
   1/23/06                                                By: /s/ HOWARD FLANDERS             Sign here
------------------------------------------------------        ------------------------------------------
   Norcross, Georgia                                          Authorized Signature

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                                                                     Page 2 of 4
5. Licensed Software

   Any software listed in a Schedule will be subject to your separate license agreement with the owner or distributor ("licensor") except as the agreement may conflict with the terms of the Schedule. You will comply with all nonconflicting terms and look solely to the licensor for satisfaction of all claims and warranties relating to the software.
   Your obligations under a Schedule will not be affected by any termination of your license agreement or any defect in or loss of the software. You are responsible for arranging delivery and installation of all software.
6. Term of Schedules
   The commencement date for the lease term under a Schedule (the "Commencement Date") will be the earlier of the day by which all the Equipment is installed or the fifth day after delivery if you cause a delay in installation. At Solarcom's request, you will execute and deliver to Solarcom a certificate confirming the Commencement Date. The lease term will continue for the time period specified in the Schedule (the "Initial Term") starting as of the first day of the month following the Commencement Date or on such date if it is the first day of the month. The term will continue month to month after the Initial Term at the same rental rate unless and until either you or Solarcom terminates it upon three months' prior notice. Any such termination will be effective only on the last day of the Initial Term or current extension.
7. Payment of Rental and Other Charges
   You will pay Solarcom as rental for the Equipment provided under a Schedule, in advance on the first day of each month during the Initial Term and any continuation thereof, without prior notice or demand, and free of all claims or set-offs, the monthly rental charge specified in the Schedule (the "Monthly Rental"). If the Commencement Date is not the first day of a month, you will make an interim rental payment in an amount equal to one thirtieth of the Monthly Rental for each day from and including the Commencement Date through and including the last day before the start of the Initial Term. If all of the Equipment is not delivered and installed at one time, you will pay to Solarcom partial rent in a mutually agreed upon amount for the period beginning on the date the first piece of equipment is delivered and installed until the last day before the Commencement Date.
   Unless stated otherwise in a Schedule, you will pay all charges for transportation and transit insurance to and from your location and for the installation of the Equipment. In any event, you are responsible for payment of all rigging and drayage charges, structural alterations, rental of heavy equipment and other expenses necessary to place the Equipment at the desired installation site.
   You also agree to pay any taxes, fees or other charges (plus any interest and penalties not arising solely from Solarcom's negligence) imposed or assessed with respect to a Schedule, the Monthly Rental or other charges paid thereunder, or on the Equipment or its use. This includes all sales, use and property taxes but not taxes based upon Solarcom's net income.
   Solarcom will invoice you for Monthly Rental in advance of the applicable invoice period. However, receipt of an invoice is not a condition to timely payment of Monthly Rental. Any interim rental or other charges will be invoiced as they are incurred with payment being due as stated in the invoice.
   Payment will be made in U.S. Dollars to Solarcom's address set forth in each invoice or to such other place as Solarcom may designate in writing. Any payment (interim rental, Monthly Rental, accelerated rental due upon default, etc.) not made within ten days after the due date will accrue interest, from the due date and until it is paid, at a lower of 18% simple interest per annum or the maximum rate allowed by law.
   Any payment received from you will be applied as follows (1) if there is a statement (i.e., check stub, invoice copy) accompanying the payment, to any amount you owe under the indicated Schedule; or (2) if there is no accompanying statement, to any amount you owe Solarcom. If bankruptcy proceedings are brought by or against you within ninety days after Solarcom receives a payment, the payment will be deemed applicable in reverse order of maturity to obligations then due.
8. Ownership, Liens and Inspection
   Solarcom does not by this Master Lease or any Schedule transfer title to the Equipment to you. All the Equipment will remain Solarcom personal property. You will not attach or affix the Equipment to any real property. Solarcom has the right to display reasonable notice of its ownership on the Equipment and you agree not to alter, deface, cover or remove any such notice. You also agree to keep the Equipment free of any labeling indicating that you or any third party own the Equipment.
   You agree to execute and deliver to Solarcom such documentation as Solarcom requests to protect its right, title and interest in the Equipment, including Uniform Commercial Code ("UCC") financing statements. You authorize Solarcom to insert in each UCC form and Schedule the serial numbers and other identifying data of the Equipment.
   Although it is the intent of this Master Lease and each Schedule to create a true lease and not a lease intended as security, as a precaution, you hereby grant to Solarcom a security interest in the Equipment (including all proceeds) to secure all your obligations under the Schedule.
   You will not permit the Equipment to become subject to any third party lien, claim or encumbrance (each referred to as a "lien"). You will promptly notify Solarcom of any lien or of any judicial process affecting the Equipment and, at your expense, take whatever action is necessary to promptly discharge the lien. Excepted from this obligation is any lien resulting from Solarcom's action or inaction or a claim against Solarcom (other than one arising from your failure to fulfill your obligations).
   If the Equipment included in the Schedule consists of a feature, device or upgrade for equipment not leased from Solarcom, you represent that you own that equipment or have the permission of the owner, and any lien holders, to install the feature, device or upgrade and transfer any removed parts to Solarcom. Title to such removed parts will pass to Solarcom, free of any liens, upon installation of the Equipment.
   With respect to any Equipment you sell to Solarcom and in turn lease back under a Schedule, you warrant that Solarcom's ownership will be free of all liens (other than those Solarcom creates.). The delivery and installation provisions of this Master Lease will not apply and the Commencement Date will be the date title to the Equipment passes to Solarcom. In addition, the Equipment will be leased to you "AS IS" without any warranty except for the covenant of quiet enjoyment.
9. Use of Equipment
   During the term of a Schedule, you have the right to use the Equipment for your lawful business purposes (and not for consumer, personal, home or family purposes) in the manner for which it was designed provided you are not in default under the Schedule. During the term of a Schedule you will keep the Equipment in productive use and in your sole possession and control and will remove the Equipment from the installation site specified in the Schedule only after giving Solarcom thirty days' prior notice. The new installation site must be within the continental United States. You will be responsible for all costs and expenses associated with the relocation and the measures Solarcom deems necessary to protect its title and interest in the Equipment.
   You will allow Solarcom or its designee full, free and safe access to the Equipment during normal business hours to inspect the Equipment, the manner in which it is being used, and your maintenance records, and to fulfill Solarcom's obligations and exercise its rights. All storage media and supplies used with the Equipment will be furnished by you and must meet manufacturer specifications.
10. Maintenance
   You agree to keep in effect, at your expense and throughout the term of a Schedule, a contract with the manufacturer or another reputable maintenance vendor providing for continuous, fixed price maintenance coverage for the Equipment. You will cause the maintenance provider to keep the Equipment in good working order at all times during the term, with the latest engineering levels and safety changes incorporated.
   If you obtain maintenance coverage from other than the manufacturer, you will reimburse Solarcom for the cost of having the manufacturer recertify the Equipment when returned to Solarcom. Upon request, you will furnish Solarcom with a copy of your maintenance contract.
11. Alterations
   Subject to the terms of this Section, you may, at your expense and upon reasonable prior notice to Solarcom, install on or attach to the Equipment any unmodified accessory, feature or device ("alteration") manufactured or sold by the Equipment manufacturer for use with the Equipment provided it is properly installed and capable of being removed without causing material damage to the Equipment. Solarcom's consent is required before the installation of any other alteration.
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   Prior to the return of the Equipment, you may (and will at Solarcom's request), at your expense, remove any alteration installed on the Equipment, other than prescribed engineering and safety changes, which is not leased from Solarcom. Any alteration not removed will become Solarcom's property free of any liens. Solarcom shall have a right of first refusal on all alterations to be installed on or attached to the Equipment and on any equipment which will replace one or more items of Equipment.
12. Upgrade of Equipment
   At your request, Solarcom will lease to you additional features, devices and model upgrades (an "Upgrade") generally available for the Equipment. Upon receipt of a request, Solarcom will quote to you the applicable rental rate and estimated delivery schedule. You must not be in default under any Schedule at the time you seek to upgrade Equipment.
13. Risk of Loss and Insurance
   You are responsible for loss of and damage to the Equipment from the date it is delivered to you and until it is returned to Solarcom. Your obligations under a Schedule will not terminate or be affected by reason of any loss of or damage to the Equipment during such time from any cause whatsoever.
   In the event of loss of or damage to the Equipment you will promptly repair or replace the equipment. A replacement must be of the same type and utility and have a current fair market value, and a projected fair market value as of the end of the Initial Term or current extension, equal to that of the item being replaced. Promptly upon installation, you will ensure that Solarcom receives good and clear title to the replacement which then will become subject to the Schedule.
   At all times during the term of a Schedule and until the Equipment is returned to Solarcom, you will keep the Equipment insured at full insurable value, at your expense, with fire, theft and extended coverage and such other coverage customarily maintained by companies engaged in a similar business, and you will maintain public liability insurance (personal injury and property damage) with respect to the Equipment.
   Such insurance will be reasonably satisfactory to Solarcom as to form, amount and insurer, will list Solarcom and any designee as an additional insured and loss payee according to their respective interests, and will provide for at least thirty days' prior written notice to Solarcom of any cancellation or reduction of coverage. Within five days after the Commencement Date, and thereafter as Solarcom may reasonably request, you will furnish Solarcom with satisfactory evidence of such insurance.
   You will promptly notify Solarcom of all details concerning any loss of or material damage to the Equipment. Proceeds received from the insurance you maintain will be applied first to any past due amounts owed to Solarcom and then to the cost of the repair or replacement of the Equipment (so long as you are not in default under the Schedule). You will cooperate in the collection and enforcement of any such insurance.
14. Warranties
   Solarcom warrants to you that, as of the Commencement Date, Solarcom is the lawful owner of the Equipment and the Equipment (other than items normally not subject to maintenance or manufacturer certification) will be eligible for the manufacturer's standard prime shift maintenance coverage provided you request such coverage in writing prior to installation of the Equipment and the Equipment is located within an authorized service area. Solarcom also warrants that, so long as you are not in default under the Schedule, you will be entitled to the quiet use and enjoyment of the Equipment without interruption by Solarcom or anyone claiming through Solarcom.
   With respect to new Equipment, the manufacturer may provide its own warranty subject to its standard terms. Any reference in a Schedule to a warranty for the Equipment includes only the manufacturer's applicable warranty. Any transferable manufacturer warranty is hereby assigned to you for the term of the Schedule. You will enforce and resolve all such claims direct with the manufacturer. The proceeds of any successful warranty claim will be applied to the repair or replacement of the affected Equipment. Provided you are not then in default under the Schedule, Solarcom will cooperate in the resolution of such a claim. You will promptly indemnify Solarcom for all costs, expenses and liability it incurs in the course of such cooperation.
   SOLARCOM MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY OF THE EQUIPMENT TO ANY SPECIFICATION, LAW, RULE OR REGULATION.
   Your exclusive remedy for any noncompliance with Solarcom's warranty of maintenance eligibility is for Solarcom, at its option and expense and within a reasonable time, to repair or replace the Equipment. Any such claim must be presented to Solarcom in writing within ten days after delivery of the Equipment. Solarcom will not be liable for any service charge or other expense unless approved in advance by Solarcom.
15. Limitation of Liability
   You agree that Solarcom will not be liable, to any extent whatever, for the selection, merchantability, suitability, fitness, operation or performance of the Equipment or the results obtained.
   Under no circumstances will Solarcom be liable for any third party claims against you for losses or damages or for any special, incidental or consequential damages (including lost profits or savings), even if Solarcom is informed of their possibility. You expressly waive any rights to recover special, incidental or consequential damages which may be conferred upon you by UCC Sections 2A-519 and 2A-520 (a uniform state law on equipment leasing).
16. Indemnification
   You agree to indemnify Solarcom and its successors and assigns against all losses, damages, claims, costs and expenses, including reasonable legal expenses (other than such as may be occasioned solely by the negligence or willful misconduct of the indemnified party) arising out of the possession, use, condition, selection or performance of the Equipment or any accident in connection with the Equipment.
   You will notify Solarcom promptly of any claim or accident pertaining to the Equipment and of all pertinent information. Copies of all documents pertaining to the matter will be provided to Solarcom upon request.
17. Return of Equipment
   Promptly after the term of a Schedule ends you will return the Equipment, in the same condition as when received except for reasonable wear and tear, to such location in the continental United States as Solarcom designates. Before returning the Equipment, you will remove your programs and data. Solarcom will not be liable for loss of or damage to any such items. If manufacturer deinstallation service is required for continued maintenance eligibility certification of Equipment, you will utilize and pay for such service.
   If the Equipment is not returned within ten days after the end of the term, or if repair or other work is necessary to place the Equipment in the condition required by this Master Lease, you will pay twice the Monthly Rental for the period of the delay or the period necessary to complete such work, as applicable, together with all costs incurred. Solarcom's acceptance of such rent will not renew the term or waive its right to the prompt return of the Equipment in proper condition.
   The Equipment will be returned in the manufacturer's standard packing material or equivalent. All cables and manuals provided with the Equipment also must be returned.
18. Default
   You will be in default under a Schedule if: (i) you do not pay an installment of Monthly Rental or any other charge within ten days after the date it becomes due; (ii) you do not perform any other obligation unless you fully perform the obligation within fifteen days after you first learn or are notified of the unfulfilled obligation; (iii) you or a guarantor admit in writing the inability to pay an indebtedness as it becomes due or suffer an adverse material change in financial condition, or if bankruptcy, insolvency, reorganization or similar proceedings are commenced by or against you or a guarantor, or if a receiver, trustee or similar officer is appointed for your or a guarantor's business, or there is an assignment of your or a guarantor's property for the benefit of creditors;
   (iv) any of your or a guarantor's representations made pursuant to the Schedule or on any document, statement or certificate given in connection with the Schedule prove false or misleading in any material respect; (v) you default under any other Schedule or agreement in effect between you and Solarcom; or
(vi) a guarantor repudiates any of its obligations or terminates its existence without its obligations having been assumed by a successor reasonably satisfactory to Solarcom.
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   Upon the occurrence of a default, Solarcom, may, at its option and without notice, at any time thereafter do one or more of the following:
   (i) initiate proceedings to enforce performance of the applicable covenants or to recover damages for their breach; (ii) declare any or all unpaid Monthly Rental to be immediately due and payable; (iii) take possession of the Equipment, without court order, posting of bond or other process and without liability for damages occasioned by such taking of possession; or (iv) sell or re-lease the Equipment as is commercially reasonable (in bulk or parcels), free and clear of any rights you may have, and without obligation to give preference to the Equipment over other similar equipment of Solarcom. The exercise of any such remedy or other remedy will not constitute a termination of a Schedule unless Solarcom so notifies you in writing.
   With respect to Equipment returned to or repossessed by Solarcom, you will pay upon demand a sum equal to the aggregate of:
   (a) the total Monthly Rental and other amounts accruing through the last day of the month following the month in which Solarcom recovers the Equipment (the "Accrual Termination Date" or "ATD", which allows Solarcom a reasonable period to place the Equipment in the condition required by this Master Lease): (b) the excess, if any, of (i) the present worth of the Monthly Rental which otherwise would have accrued from the ATD through the end of the Initial Term or current extension over
   (ii) the present worth of the Equipment rental value Solarcom estimates to be obtainable for such period, and (c) all costs incurred in the recovery, reconditioning, storage and disposition of the Equipment and otherwise resulting from the default or exercise of Solarcom's remedy or remedies, including attorneys' fees and legal expenses.

   For any Equipment which is destroyed or not returned to or not repossessed by Solarcom, you will pay upon demand a sum equal to the aggregate of: (aa) the total Monthly Rental and other amounts accruing through the date of the demand for payment; (bb) the present worth of the Monthly Rental which otherwise would have accrued from such date to the end of the Initial Term or current extension;
(cc) the present worth of the Equipment fair market sales value Solarcom estimates to be obtainable at the end of the Initial Term or current extension, and (dd) all costs resulting from the default or exercise of Solarcom's remedy or remedies, including attorneys' fees and legal expenses.
   If for any reason a Schedule is determined to be other than a true lease, upon default you will pay upon demand a sum equal to the aggregate of: subparagraphs (aa), (bb), and (dd) above.
   Each indicated sum, as applicable, represents the agreed upon damages for Solarcom's loss of a bargain and not a penalty. "Present worth" will be computed in each case at the bank prime loan interest rate published in the Wall Street Journal on the applicable date of the demand for payment. Any payment made to Solarcom must include all accrued late charges and any sales or use taxes Solarcom is required to pay as the result of the receipt of such payment. Except as provided in this Section, you waive any rights conferred by statute or otherwise that may require Solarcom to sell, re-lease or otherwise use or dispose of the Equipment or that may limit or modify any of Solarcom's rights or remedies.
   If you fail to perform any of your obligations, Solarcom may perform them but will not be obligated to do so. You will reimburse Solarcom upon demand for any out of pocket expenses it incurs. No right or remedy is exclusive and each is cumulative to any other remedy provided for in this Master Lease or in a Schedule or at law or in equity and may be exercised concurrently or separately from time to time, provided it is without the effect of obtaining a double recovery. 19. Force Majeure
   Except for any payment or insurance obligation, neither you nor Solarcom will be responsible for any delay or failure in performance caused by fire, flood, explosion, war, strike, embargo, government requirement, civil or military authority, Act of God, act or omission of carriers or suppliers or other similar causes beyond your or Solarcom's respective control.
20. Assignment and Subletting
   YOU AGREE NOT TO ASSIGN, TRANSFER OR DISPOSE OF ALL OR ANY PART OF YOUR RIGHTS OR OBLIGATIONS UNDER THIS MASTER LEASE OR ANY SCHEDULE OR SUBLET ANY EQUIPMENT WITHOUT SOLARCOM'S PRIOR WRITTEN CONSENT. ANY ATTEMPT TO DO SO WITHOUT SUCH CONSENT IS VOID.
   NO PERMITTED ASSIGNMENT OR SUBLEASE WILL RELEASE YOU FROM ANY OF YOUR OBLIGATIONS.
   Solarcom may assign to a successor of its choosing, which may include a secured party, any of Solarcom's rights under a Schedule and to the Equipment, and Solarcom's successor (the "Assignee") may so transfer and assign. All discretions, powers and rights Solarcom has under a Schedule may be exercised by an Assignee but you will not look to the Assignee to fulfill any of Solarcom's obligations. Any assignment Solarcom makes, of its interest in a Schedule or in the Equipment, will be subject to your right to possess and use the Equipment so long as you are not in default under the Schedule.
   THE RIGHTS OF AN ASSIGNEE WILL NOT BE SUBJECT TO ANY DEFENSE, SET-OFF, RECOUPMENT, CLAIM OR COUNTERCLAIM YOU MAY HAVE AGAINST SOLARCOM AND YOU AGREE TO UNCONDITIONALLY PAY TO THE ASSIGNEE ALL MONTHLY RENTAL AND OTHER AMOUNTS DUE AND TO BECOME DUE UNDER THE SCHEDULE. You will consent to and acknowledge an assignment by promptly executing and delivering to Solarcom or the Assignee such documentation as may be requested to secure and complete the assignment.
   You acknowledge that an assignment by Solarcom will neither materially change your obligations nor materially increase your burden or risk under a Schedule.
   Subject to foregoing, each Schedule inures to the benefit of and is binding upon your and Solarcom's respective successors and assigns.
21. General
   This Master Lease and each Schedule are the complete agreement regarding the Equipment listed in the Schedule and replace any prior oral or written communications between you and Solarcom. A Schedule will not become effective until signed by Solarcom's authorized representative.
   Additional or different terms in any purchase order or other written communication from you are void unless Solarcom accepts such terms in writing. Failure to object to such terms or the referencing of a purchase order number in connection with a delivery or an invoice will not be deemed an agreement to such terms.
   Any notice, request, consent or approval required or given under this Master lease or a Schedule to be effective must be in writing and will be deemed effective upon receipt, or if delivery is refused then on the date sent, if mailed postage prepaid by certified mail, return receipt requested, to Solarcom at its address appearing at the top of this Master Lease (attention: "Chief Financial Officer") or to you at the address listed in a Schedule. Either you or Solarcom may change its notice address by notice given in accordance with this provision.
   If there is a conflict among the terms of this Master Lease and any Schedule, those of a Schedule prevail over those of this Master Lease but only with respect to the particular Schedule. Section headings in this Master Lease or a Schedule are for convenience and are not intended as an aid in interpretation. Any terms of this Master Lease or a Schedule which by their nature extend beyond its termination remain in effect until fulfilled. This includes all indemnification and limitation of liability provisions.
   Any subsidiary you own by more than fifty percent and any company which owns you by more than fifty percent may submit a Schedule under this Master Lease provided such subsidiary or company is located within the continental United States.
   All information exchanged is nonconfidential. If either you or Solarcom requires the exchange of confidential information, it will be made under a signed Solarcom confidentiality agreement.
   THIS MASTER LEASE AND EACH SCHEDULE WILL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF GEORGIA BY VIRTUE OF SOLARCOM'S HAVING ACCEPTED IT IN THAT STATE AND WILL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF GEORGIA WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW OR CHOICE OF LAW. ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS MASTER LEASE OR ANY SCHEDULE SHALL BE SETTLED BY ARBITRATION ADMINISTERED IN ATLANTA, GEORGIA BY THE AMERICAN ARBITRATION ASSOCIATION IN ACCORDANCE WITH ITS COMMERCIAL ARBITRATION RULES, PROVIDED THE ARBITRATOR WILL NOT BE AUTHORIZED TO AWARD PUNITIVE OR EXEMPLARY DAMAGES. ANY JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. THE COSTS OF SUCH ARBITRATION (INCLUDING ALL ATTORNEYS' FEES AND LEGAL EXPENSES) WILL BE BORNE BY THE NONPREVAILING PARTY.